Exhibit 99.1

Zyla Life Sciences Appoints Dr. Gary M. Phillips to Board of Directors

WAYNE, Pa.—June 19, 2019 Zyla Life Sciences (OTCQX:ZCOR) (“Zyla”), a growing commercial-stage life sciences company, announced the appointment of Gary M. Phillips, M.D. to its board of directors.

“Gary brings to Zyla a wealth of experience from working in the pharmaceutical industry in a range of commercial, business development, strategy and clinical development leadership positions,” said Timothy P. Walbert, Zyla chairman of the board and chairman, president and chief executive officer (CEO) of Horizon Therapeutics. “With our focus on driving commercial growth at Zyla, Gary’s commercial experience will be helpful.”

Over the past two decades, Dr. Phillips has worked in leadership roles at life sciences and pharmaceutical companies. He currently is the president and CEO of OrphoMed, Inc., a biopharma company focused on gastrointestinal diseases and pain. Prior to OrphoMed, Dr. Phillips was executive vice president and chief strategy officer at Mallinckrodt Pharmaceuticals for five years. Previously, he was head of Global Health & Healthcare Industries at the World Economic Forum. Earlier, he was president of Reckitt Benckiser Pharmaceuticals North America (now Indivior) and held dual roles as president, U.S. Surgical and Pharmaceuticals and Global Head of Pharmaceuticals at Bausch & Lomb. Additionally, Dr. Phillips served in executive roles at Merck Serono, Novartis and Wyeth.

“With the expected growth coming from the recent acquisition of five approved products and legacy products, it is an exciting time to join the Zyla board,” said Dr. Phillips. “I am looking forward to working with management and the board to drive further growth of the company and helping to evaluate new opportunities.”

Luke Düster has stepped down from the board of directors effective immediately.

“We look forward to working with Dr. Phillips and want to thank Luke for his contributions to the Board,” said Bob Radie, president and CEO at Zyla.

Dr. Phillips earned his bachelor’s degree in Biochemistry with Summa Cum Laude and Phi Beta Kappa distinctions, an MBA and a medical degree with Alpha Omega Alpha distinction all from the University of Pennsylvania. Dr. Phillips practiced as a general medicine clinician/officer in the U.S. Navy and maintains an active medical license.

About Zyla Life Sciences
Zyla Life Sciences is a business committed to bringing important products to patients and healthcare providers. Zyla is focused on marketing its portfolio of medicines for pain and inflammation. The company portfolio includes seven products: SPRIX® (ketorolac tromethamine) Nasal Spray, ZORVOLEX® (diclofenac), VIVLODEX® (meloxicam), TIVORBEX® indomethacin), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII..

For full prescribing information, boxed warnings and medication guides, please visit the following sites for each product: sprix.com, vivlodex.com, zorvolex.com, tivorbex.com, and oxaydo.com. Prescribing information, the boxed warning and medication guide for INDOCIN suppositories and oral suspension can be found at dailymed.nlm.nih.gov.

Safe Harbor
Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: our ability to continue as a going concern; the impact of our bankruptcy on our business going forward, including with regard to relationships with vendors and customers, employee attrition, and the costs and expenses resulting from our bankruptcy; the impact of our acquisition of five products from Iroko Pharmaceuticals, Inc., including our assumption of related liabilities, potential exposure to successor liability and credit risk of Iroko and its affiliates; our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our current and future indebtedness; our ability to maintain compliance with the covenants in our debt documents; the level of commercial success of our products; coverage of our products by payors and pharmacy benefit managers; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the rate and degree of market acceptance of any of our products; the success of competing products that are or become available; the entry of any generic products for any of our products, or any delay in or inability to reformulate SPRIX; recently enacted and future legislation and regulations regarding the healthcare system; the accuracy of our estimates of the size and characteristics of the potential markets for our products and our ability to serve those markets; our failure to recruit or retain key personnel, including our executive officers; obtaining and maintaining intellectual property protection for our products; our ability to operate our business without infringing the intellectual property rights of others; our ability to integrate and grow any businesses or products that we may acquire; the outcome of any litigation in which we are or may be involved; general market conditions; and other risk factors set forth in Zyla’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Zyla makes with the SEC from time to time. While Zyla may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@zyla.com
Tel: 484-259-7370